UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 25, 2007
Date of report (date of earliest event reported)

STEINER LEISURE LIMITED
(Exact Name of Registrant as Specified in Its Charter)

Commonwealth of The Bahamas
(State or other Jurisdiction of Incorporation)

0-28972	98-0164731
(Commission File Number)	(IRS Employer Identification No.)

Suite 104A, Saffrey Square
Nassau, The Bahamas	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

(242) 356-0006
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 25, 2007, the compensation committee (the "Committee") of the board of directors of Steiner Leisure Limited (the "Company") approved a new employment agreement with Glenn Fusfield, as Executive Vice President and Chief Operating Officer - Maritime of the Company (the "New Employment Agreement"). This agreement was executed on that date. The New Employment Agreement, which is effective as of January 1, 2007, replaces an employment agreement between the Company and Mr. Fusfield that expired on December 31, 2006 and extends the term of Mr. Fusfield's employment with the Company through December 31, 2011.

Among other things, the New Employment Agreement also provides for:

    A base salary in the amount of $301,000 and opportunities to earn an annual bonus based on the Company's performance. The bonus consists of the following three components:

          An annual bonus of 20% of base salary upon the attainment of 90% of the budgeted net income of the Company's maritime division and additional bonus payments based on that division's exceeding that 90% threshold for the year in question, up to a maximum of 80% of base salary;

          An annual bonus of 3.75% of base salary upon the attainment of 90% of the budgeted net earnings per share of the Company for the year in question and additional bonus payments based on the Company's exceeding that 90% threshold for the year in question up to a maximum of 15% of base salary; and

          An amount equal to 1.25% of base salary upon the attainment of 90% of the budgeted net income of the Company's Coral Gables day spa and additional bonus payments based on that day spa's exceeding that 90% threshold for the year in question up to a maximum of 5% of base salary.

    A grant of 10,000 restricted shares on the date of the agreement, one-third of which shares vest on each of the first three anniversaries of the date of grant.

    The right to receive specified annual equity grants as determined by the Committee.

    The cost of term life insurance policy premiums paid by the company and an opportunity to participate in the Company's benefit programs made available by the Company to its executive officers, including, without limitation, medical coverage and 401(k) retirement savings plan participation.

    Certain payments in the event of Mr. Fusfield's death, disability, termination by the Company without cause or termination by Mr. Fusfield for good reason (as defined in the New Employment Agreement and which includes a change in control of the Company) and in the event of non-renewal of the agreement by the Company.

    Restrictions on Mr. Fusfield's use of confidential information of the Company and on competitive activities by Mr. Fusfield during and after the term of the agreement.

The above summary of the New Employment Agreement is qualified in its entirety by reference to the New Employment Agreement, a copy of which is attached hereto as Exhibit 10.27(a) and which is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 25, 2007, the Board of Directors of the Company appointed Robert H. Lazar, 43, to the position of Chief Accounting Officer of the Company. In that position, Mr. Lazar will serve as Principal Accounting Officer of the Company.

Mr. Lazar has served as Vice President - Finance of the Company since July 2000 and will continue in that position. Prior to joining the Company, Mr. Lazar was with Arthur Andersen LLP, serving as a Senior Audit Manager from August 1995 until June 2000 (including with responsibility for the audit of the Company) and in various other auditor positions from September 1987 until August 1995.

Stephen Lazarus, Executive Vice President and Chief Financial Officer of the Company, will cease to serve as the Principal Accounting Officer of the Company as of the above date, although he will continue to serve in his other capacities, including as Principal Financial Officer.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits
Exhibit Number	Description
10.27(a)	Employment Agreement dated April 25, 2007 between Steiner Leisure Limited and Glenn Fusfield.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEINER LEISURE LIMITED

Date: May 1, 2007	/s/ Leonard I. Fluxman
Leonard I. Fluxman
President and Chief Executive Officer